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                                                                   EXHIBIT 10.13
[LOGO] intermedia
       COMMUNICATIONS


June 29, 1999

Mr. Mark Shull
1123 Lexington Place Ridge Drive
Lexington, MA 02173

Dear Mark:

It is with great pleasure that I offer you the position of Senior Vice President, Intermedia Communications Inc. (the "Company"), and President and CEO of DIGEX, Incorporated ("DIGEX"). We anticipate that you will accept this offer and officially assume this position on or before July 1, 1999.

This is an important officer position within the company that reports directly to David C. Ruberg, Chairman, President and CEO. Your annual base salary will be $250,000 (based on 52 weeks service). This will be reviewed again on January 1, 2000.

This position has an annual management incentive compensation target opportunity of 50% of base salary ($125,000). This bonus opportunity is contingent upon the achievement of shared corporate objectives as well as the achievement of two to five individual objectives that relate to your primary responsibilities. You are expected to establish these individual objectives, with my approval.


This offer also includes a stock option grant covering 200,000 shares of Intermedia common stock, subject to approval by the Compensation Committee of the Board of Directors. This grant will vest in equal installments over the 60-month period commencing with the date of your employment by the Company, subject to customary terms contained in the standard incentive stock options issued by the Company under this Plan. For pricing purposes, the date of the grant will be deemed to be the date upon which the options have been approved by the Compensation Committee of the Board of Directors. Following the occurrence of a change of control of the Company, all unvested installments of the options will vest if your employment is terminated by the Company (other than for cause as defined herein) or, if earlier, one year following the date of occurrence of the change of control if you continue to be employed by the Company at that date.

For the purposes of the preceding sentence and otherwise contained herein, "Change of Control" means the sale, exchange or transfer of common stock of the Company or of DIGEX, whether in one transaction or a series of related transactions occurring within one year, which results in an accumulation of 50% or more of the outstanding shares of common stock (on fully diluted basis) or of DIGEX in one holder or several affiliated holders (or any such transaction(s) occurring within six months that result in an accumulation of at least 35% of such shares of common stock (on a fully diluted basis)) or an event involving the sale or merger of the Company or of DIGEX or their respective assets which results in the holders of shares of common stock immediately prior to the

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Mark Shull
Offer Letter
Page 2

occurrence of such sale or merger holding less than a majority of the outstanding shares of common stock immediately thereafter.

As you know, DIGEX has filed a registration statement covering an initial public offering of its common stock (the "DIGEX Common Stock"). If the public offering occurs within one year of the date of your acceptance of this offer, you will relinquish your title as a senior vice president of the Company and, to the extent not previously vested, your Company stock options will be canceled and will be replaced by options to purchase 400,000 shares of DIGEX Common Stock (or that number of shares of DIGEX Common stock as shall equal 1% of DIGEX's total outstanding shares of Common Stock immediately following the offering if more or less than 40 million shares are outstanding at that date), 200,000 of which will be exercisable at $5.00 per share and the balance of which will be exercisable at the initial public offering price. Options covering 25% of the shares of DIGEX Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. If a change of control occurs, options covering one-half of the shares will vest immediately and the balance will vest in accordance with the last sentence of the preceding paragraph. You will also become a member of the Board of Directors of DIGEX upon consummation of the initial public offering.

If your employment with the Company or DIGEX is terminated by the Company or DIGEX for any reason other than for cause (described below), the Company or DIGEX will pay your base salary as in effect at the time of termination through the later of July 1, 2001, or for one year following the date of termination, payable either on the same dates it would have been paid had your employment continued through such later date or in a lump sum, as the Company or DIGEX decides. If your termination occurred following the occurrence of a Change of Control, you will be paid in a lump sum promptly following such termination. Your entitlement to receive payments shall terminate and cease to be of any force or effect in the event you, directly or indirectly (whether by an entity of which you own greater than 10% of the outstanding equity interest or by which you are employed in a senior executive capacity) knowingly hire within six months following your date of termination, any employee of Director level or above of the Company or DIGEX, who was employed by the Company or DIGEX on the date of your termination. Cause means (i) any conduct or behavior by you that would reasonably be expected to have a material adverse effect on the Company's or DIGEX's business or reputation, (ii) commission by you of an act involving moral turpitude or dishonesty, including fraud, (iii) your material failure to reasonably perform your duties for DIGEX or (iv) your willful failure to perform or abide by any lawful directions or instructions of DIGEX or the Company consistent with your capacity as a senior executive of the DIGEX.

Notwithstanding anything in this letter to the contrary, if it shall be determined that any payment or distribution by the Company or of DIGEX to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise) (a "Payment") would constitute an "excess purchase payment" within the meaning of Section 4999 of the internal revenue code, that the Payments, in the aggregate, shall be reduced (in a manner elected by you, or by the Company or DIGEX if you fail to make such an election) to the greatest amount that could be paid to you so that no portion thereof shall be subject to the excise taxes imposed by Section 4999 of the internal revenue code.


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Mark Shull
Offer Letter
Page 3


As an employee of DIGEX, you will be entitled to all employee benefits: Medical insurance, prescription drug card, dental insurance, long-term disability, life insurance, 401(k) Plan, educational reimbursement, holidays, sick leave, military leave, bereavement leave, voting time off and jury duty leave, and supplemental executive life insurance. Assuming you start on or before July 1, 1999, your medical benefits will be effective July 1, 1999. You will be eligible for 3 weeks of paid vacation per year, upon your first year of employment. This will increase to 4 weeks on January 1 of the year following the 10th anniversary from your date of hire.

This offer includes a relocation allowance of up to $100,000. Subject to this limit, you will be reimbursed for relocation expenses (documented by receipts) in accordance with the Company's Relocation Policy, a copy of which will be provided to you. Reimbursable expenses include items such as transportation of you and your family, movement of household goods, real estate commission for the sale of the old home, closing costs associated with the purchase of the new home, incidental expenses and house hunting trips. DIGEX will "gross up" the taxable elements of this reimbursement. The "gross-up" is not considered part of the relocation allowance.

In order that we demonstrate our sensitivity to individual needs during the relocation period, you will note in the description of the relocation policy that DIGEX may also provide temporary housing expenses for a period of up to six months, separate from the relocation allowance itself. This is subject to advance agreement with your supervisor and normally includes the provision of a furnished apartment facility in Beltsville and reimbursement of up to two trips per month during the relocation period between Beltsville and your former residence.

This relocation assistance and temporary housing will be forgotten over a 12-month period at a rate of 1/12 per month, commencing on the date of your last relocation reimbursement. If you voluntarily terminate your employment with DIGEX prior to the end of this 12-month period, the relocation balance that exceeds the forgiven amount must be repaid to DIGEX.

We sincerely believe that Intermedia and DIGEX have an exciting future, filled with substantial opportunity for business growth and success. We also feel that you are a very talented person with significant potential to help us grow and succeed. We are excited about the prospect of you joining the Intermedia team.

Sincerely,

/s/ David C. Ruberg

David C. Ruberg
Chairman, President and CEO


By signing below I accept this offer.

/s/ Mark Shull                          6/29/99
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Signature                               Date:
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Intermedia
COMMUNICATIONS



                                                                   July 9, 1999

Mr. Mark Shull
One Digex Plaza
Beltsville, Maryland 20705

Dear Mark:

     This will confirm the changes we have agreed upon in your employment arrangement with Digex as follows:

     (a) One-half of the then unvested portion of each of your Intermedia options and Digex options will vest immediately upon the occurrence of a change of control.

     (b) Your Intermedia stock option has been reduced to cover 100,000 shares of Intermedia common stock and will continue in full force and effect following consummation of the Digex initial public offering.

     (c) Your bonus opportunity is 60% of your base salary.

     (d) Your title is President and Chief Executive Officer.

     (e) If an adjustment is required to be made to the shares covered by your Digex options to equal 1% of the outstanding shares, the adjustment will be made based upon the number of shares of common stock of Digex outstanding immediately prior to consummation of the initial public offering. For example, if the number of the outstanding shares will equal 50 million, then the options will equal 500,000 shares.

     Except as amended hereby, the terms of your original offer letter continue in full force and effect. If the foregoing is acceptable to you, please sign in the space provided below and return to me one fully executed copy of this letter. Nothing in this letter will be deemed to affect the at will status of your continued employment by Digex.


                                          DIGEX INCORPORATED



                                          By: /s/ David C. Ruberg
                                          -------------------------------
                                              David C. Ruberg, Chairman

Agreement with terms
of letter confirmed:


/s/ Mark Shull
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Mark Shull



3625 Queen Palm Drive, Tampa, Florida 33619      Main Line 813 829.0011
Toll Free 800 940.0011                               www.intermedia.com